Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

DG REPORTS FOURTH QUARTER, FULL YEAR 2012 RESULTS

•                  Fiscal 2012 Revenues Increase 19% to $386.6 Million Primarily Driven by Strategic Acquisitions in the Online Segment

•                  DG Online Segment Surpasses Over One Trillion Impressions during 2012

Dallas, TX — February 19, 2013 — DG® (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today reported financial results for the fourth quarter and full year 2012.

Consolidated revenue for the three months ended December 31, 2012 decreased 4% to $103.6 million, compared to $108.3 million in the same period of 2011.  DG’s fourth quarter loss from continuing operations (including a goodwill impairment charge of $11.4 million) was $20.8 million, or $0.75 per diluted share, compared to income from continuing operations of $5.8 million, or $0.21 per diluted share, in the year earlier period.  Fourth quarter Adjusted EBITDA was $38.1 million, compared to $43.1 million in the fourth quarter of 2011.

For the twelve months ended December 31, 2012, consolidated revenue was $386.6 million compared to $324.3 million in 2011, an increase of 19%.  The 2012 loss from continuing operations (including a goodwill impairment charge of $219.6 million) was $238.8 million, or $8.69 per diluted share, compared to income from continuing operations of $26.5 million, or $0.95 per diluted share in 2011.  Adjusted EBITDA for 2012 decreased 7% to $125.7 million compared to $134.6 million for 2011.

“We believe that the steps we have taken over the past year position DG to meet the increasing demand from advertisers to manage video-centric campaigns across TV, online and mobile screens,” said Neil Nguyen, CEO and President of  Digital Generation, Inc. “We saw positive results in both our online video and data driven products.  We will continue to leverage DG’s innovation and strength in developing new products to address the evolving advertising industry.”

In discussing the company’s vision, Mr. Nguyen added, “Online video continues to be at the core of DG’s growth strategy, with online video advertising expected to reach over $8 Billion by 2016. While advertising may appear to fragment across screens and new technology on the surface, we believe it will in fact integrate through the consistent use of data and technology we are developing.  This will enable advertisers to reach their customers through highly targeted campaigns across screens and across available inventory. I believe there is no company better positioned to drive this level of convergence than DG.”

Fourth quarter financial highlights:

•                                          TV segment revenues of $62.4 million included high-definition (HD) revenues of $37.4 million, with $3.5 million related to political campaign advertising.

•                  HD prices declined by approximately 25% from prior year levels

•                  HD penetration rates climbed to 31% in 2012 from 18% in 2011

•                  The fourth quarter decline in TV revenues was primarily attributable to a $6.8 million decline in revenues from studios as they continue to shift advertising revenues from smaller TV markets to national networks and online media.

•                                          Fourth quarter Adjusted EBITDA margins were 37% on a consolidated basis as compared to 40% in the fourth quarter of  2011.

•                                          Fourth quarter G&A expenses included $600,000 of litigation costs, the majority of which related to litigation that resulted in a favorable arbitration award of approximately $3.5 million that has not yet been recorded.

•                                          Fourth quarter operating expenses included a non-cash goodwill write-down of $11.4 million relating to the online business segment and also included costs of $3.0 million associated with Special Committee, proxy matters, merger and integration efforts.

•                                          At  December 31, 2012 DG had $84.8 million of cash and short-term investments and $453.9 million outstanding under its long-term credit facility.

Fourth quarter business highlights:

•                                          Yahoo! JAPAN began deploying MediaMind’s ad serving technology on its GyaO! subsidiary, Japan’s largest free video streaming site.

•                                          The APAC region maintained its double digit growth trends.

•                                          DG launched a solution to leverage the usage of tablets and smart phones while watching television by delivering automatic content recognition within TV ads.

•                                          The Company entered the mobile market through a partnership, adding a mobile rich media authoring solution to its platform.

•                                          In a commitment to greater campaign analysis and control by advertisers, DG launched its Verification Suite and introduced Versa Tag, a tag management solution.  Versa Tag is being beta-tested by advertisers across numerous verticals, including financial, pharmaceutical, automotive, telecommunications and consumer products.

Full year 2012 financial highlights:

•                  Total revenue increased to $386.6 million.

•                  Online segment revenues now represent over-one third of total revenues.

•                  Data driven products and services revenues increased over 200%.

•                  Operating expenses included non-cash goodwill write-downs of $219.6 million relating to the online business unit and also included costs of $8.5 million associated with Special Committee, proxy matters, merger and integration efforts.

•                  2012 Adjusted EBITDA margins were 33% on a consolidated basis as compared to 42% in 2011.

•                  Cash flow from operations totaled $76.1 million in 2012.

•                  Our provision for income taxes for 2012 is impacted by the goodwill impairment charge because the vast majority of the charge is not deductible for income tax purposes. Further, as a result of the goodwill impairment charge, we recorded a valuation allowance on all of our deferred tax assets.

Full year 2012 business highlights:

•                  The Company substantially completed the integration of its online businesses.

•                  The Company consolidated its New York area offices into one location on Broadway.

•                  The senior management team was strengthened to address the market opportunity with addition of new Chief Financial Officer, Chief Marketing Officer, General Counsel and Chief  Technology Officer.

•                  Full year political revenues totaled $8.5 million.

Online Segment Goodwill Charge

During the third quarter, the Company completed an interim goodwill impairment test of the online reporting unit. DG’s third quarter operating results included a $208.2 million non-cash charge before income taxes related to the write-down of the online reporting unit’s goodwill.  In addition to the interim impairment test, the Company is required to perform an annual impairment test as of  December 31, 2012.  As a result, the Company has recorded an additional non-cash charge of $11.4 million for additional impairment of goodwill of its online reporting unit.

Classification of the Company’s Debt

On July 26, 2011, we entered into an amended and restated credit agreement (the “Amended Credit Facility”) that provides for $490 million of term loans (the “Term Loans”) and $120 million of revolving loans. The Term Loans were fully funded at closing and mature in 2018.

The Amended Credit Facility contains a variety of customary restrictive financial covenants, such as limitations on borrowings and investments. One of the financial covenants requires maintaining a consolidated leverage ratio of not more than 3.5 to 1.  On December 31, 2012, the consolidated leverage ratio was 3.38 to 1 and the Company was in compliance with the financial and nonfinancial covenants of the Amended Credit Facility.  However, on June 30, 2013, the consolidated leverage ratio under the facility will be reduced to 3.0 to 1 and the Company believes it will likely exceed that limit.  Accordingly, the Company is seeking an amendment to the Amended Credit Facility to change the consolidated leverage ratio which may include an additional principal payment.  The Company cannot assure that it will be successful in amending this provision, and if the Company does not obtain such a modification prior to the filing of its Form 10-K in mid-March 2013, it will be required to report the debt balance of $453.9 million as a current liability in its financial statements.

Acquisitions / Discontinued Operations

The Company has completed several acquisitions that have impacted the comparability of the operating results presented.  The results of operations for each of the following entities have been included in the Company’s results since the acquisition date.

•                  MIJO Corporation (“MIJO”) on April 1, 2011 (included in television segment)

•                  MediaMind Technologies, Inc. (“MediaMind”) on July 26, 2011 (included in online segment)

•                  EyeWonder LLC, a Delaware LLC (“EyeWonder”) on September 1, 2011 (included in online segment)

•                  Peer 39, Inc. (“Peer 39”) on April 30, 2012 (included in online segment)

•                  NCMG, Inc. (“North Country”) on July 31, 2012 (included in television segment)

We sold the net assets of our Springbox unit effective June 1, 2012 for estimated proceeds of $0.9 million, resulting in an after tax loss of $0.6 million.  Results of our Springbox unit have been included in discontinued operations for both 2012 and 2011.

Annual Stockholders’ Meeting

As announced on November 30, 2012, the Company will host its annual meeting of stockholders on February 21, 2013.

Non-GAAP Financial Measure

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of Adjusted EBITDA as a non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA as a non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA to measure the operating performance of our segments.  This measure also is used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income (loss) from operations, before depreciation and amortization, share-based compensation, acquisition and integration expenses, and restructuring / impairment charges and benefits.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as acquisition and integration expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company’s operating income (loss), as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries. The Company’s television segment utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. The Company’s online segment, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising. For more information, visit www.DGit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include, among other things;

•                  our ability to further identify, develop and achieve commercial success for new products;

•                  delays in product development;

•                  the development of competing distribution and online services and products, and the pricing of competing services and products;

•                  our ability to protect our proprietary technologies;

•                  the shift of advertising spending by our customers to online and non-traditional media from TV and radio;

•                  the demand for High Definition (HD) ad delivery by our customers;

•                  integrating MediaMind and other acquisitions with our operations, systems, personnel and technologies;

•                  our ability to successfully transition customers from our previous online acquisitions to our MediaMind digital platform for ad delivery;

•                  operating in a variety of foreign jurisdictions;

•                  fluctuations in currency exchange rates;

•                  adaption to new, changing, and competitive technologies;

•                  potential additional impairment of our goodwill and potential impairment of our other long-lived assets;

•                  our ability to negotiate and complete an amendment to our credit facility on terms reasonably acceptable so that we remain in compliance with consolidated leverage ratio covenants in future quarters;

and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

Digital Generation, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$103,610	$108,301	$386,613	$324,257
Cost of revenues	33,829	31,956	135,377	104,697
Sales and marketing	17,017	15,705	60,803	31,549
Research and development	4,902	6,927	21,915	17,818
General and administrative	9,774	10,596	42,819	35,599
Operating expenses, excluding depreciation and amortization, share-based compensation, acquisition and integration expenses and goodwill impairment	65,522	65,184	260,914	189,663
Adjusted EBITDA	38,088	43,117	125,699	134,594
Depreciation and amortization	15,897	13,034	57,300	38,736
Share-based compensation	3,654	4,838	17,470	12,430
Acquisition and integration expenses	2,957	1,343	8,513	15,119
Goodwill impairment	11,427	—	219,593	—
Operating income (loss)	4,153	23,902	(177,177)	68,309
Interest expense	7,563	8,206	31,329	14,915
Other, net	2,100	475	2,800	637
Interest expense and other, net	9,663	8,681	34,129	15,552
Income (loss) before income taxes from continuing operations	(5,510)	15,221	(211,306)	52,757
Provision for income taxes	15,315	9,373	27,449	26,220
Income (loss) from continuing operations	(20,825)	5,848	(238,755)	26,537
Loss from discontinued operations	—	(1,425)	(1,080)	(2,053)
Net income (loss)	$(20,825)	$4,423	$(239,835)	$24,484

Basic earnings (loss) per share:
Continuing operations	$(0.75)	$0.21	$(8.69)	$0.96
Discontinued operations	—	(0.05)	(0.04)	(0.07)
Total	$(0.75)	$0.16	$(8.73)	$0.89

Diluted earnings (loss) per share:
Continuing operations	$(0.75)	$0.21	$(8.69)	$0.95
Discontinued operations	—	(0.05)	(0.04)	(0.07)
Total	$(0.75)	$0.16	$(8.73)	$0.88

Weighted average common shares outstanding:
Basic	27,634	27,361	27,477	27,516
Diluted	27,634	27,460	27,477	27,760

Digital Generation, Inc.

Unaudited Segment Information

(In thousands)

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	Television	Online	Consolidated	Television	Online	Consolidated
Revenues	$62,427	$41,183	$103,610	$64,311	$43,990	$108,301

Segment Adjusted EBITDA before corporate overhead	33,518	11,151	44,669	37,473	10,674	48,147
Less corporate overhead			(6,581)			(5,030)
Adjusted EBITDA			38,088			43,117
Less:
Acquisition and integration			(2,957)			(1,343)
Share-based compensation			(3,654)			(4,838)
Depreciation and amortization			(15,897)			(13,034)
Goodwill impairment			(11,427)			—
Income from operations			$4,153			$23,902

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Television	Online	Consolidated	Television	Online	Consolidated
Revenues	$245,961	$140,652	$386,613	$246,780	$77,477	$324,257

Segment Adjusted EBITDA before corporate overhead	129,645	22,642	152,287	138,299	15,043	153,342
Less corporate overhead			(26,588)			(18,748)
Adjusted EBITDA			125,699			134,594
Less:
Acquisition and integration			(8,513)			(15,119)
Share-based compensation			(17,470)			(12,430)
Depreciation and amortization			(57,300)			(38,736)
Goodwill impairment			(219,593)			—
Income (loss) from operations			$(177,177)			$68,309

Digital Generation, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(239,835)	$24,484
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	219,593	—
Depreciation of property and equipment	27,609	18,580
Amortization of intangibles	29,691	20,699
Deferred income taxes	26,037	7,758
Provision for accounts receivable losses	3,202	1,471
Impairment of Springbox unit	—	1,800
Impairment of long-term investments	2,394	—
Share-based compensation	17,470	12,430
Loss on sale of Springbox unit	1,000	—
Other	501	(619)
Changes in operating assets and liabilities:
Accounts receivable	344	1,759
Other assets	(3,108)	(4,905)
Accounts payable and other liabilities	(7,900)	(6,950)
Deferred revenue	(852)	506
Net cash provided by operating activities	76,146	77,013

Cash flows from investing activities:
Purchases of property and equipment	(19,903)	(11,802)
Capitalized costs of developing software	(12,745)	(7,321)
Purchases of short-term investments	—	(9,148)
Proceeds from sale of short-term investments	10,350	2,860
Long-term investment	(1,517)	—
Other	(2,211)	33
Acquisitions, net of cash acquired	(10,089)	(499,945)
Net cash used in investing activities	(36,115)	(525,323)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	427	392
Purchases of treasury stock	—	(21,547)
Payment of tax withholding obligation in exchange for shares tendered	(93)	(1,129)
Proceeds from issuance of long-term debt	—	485,100
Payment of debt issuance costs	—	(12,019)
Repayments of long-term debt	(29,900)	(2,450)
Repayments of capital leases	(497)	(431)
Net cash provided by (used in) financing activities	(30,063)	447,916

Effect of exchange rate changes on cash and cash equivalents	1,977	(440)
Net increase (decrease) in cash and cash equivalents	11,945	(834)
Cash and cash equivalents at beginning of year	72,575	73,409

Cash and cash equivalents at end of year	$84,520	$72,575

Supplemental disclosures of cash flow information:
Cash paid for interest	$28,169	$12,721
Cash (received) paid for income taxes	$(1,749)	$26,231
Non-cash component of purchase price to acquire a business	$5,645	$—
Landlord lease incentives	$5,599	$—

Digital Generation, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2012	2011
	Unaudited
Cash and short-term investments	$84,834	$82,965
Accounts receivable, net	97,583	100,719
Property and equipment, net	66,169	54,159
Goodwill	369,137	580,229
Deferred income taxes	—	4,796
Intangibles, net	180,156	201,405
Other	34,515	33,204
Assets of discontinued operations	—	766
Total assets	$832,394	$1,058,243

Accounts payable and accrued liabilities	$42,270	$48,234
Deferred revenue	1,627	2,474
Deferred income taxes	27,063	9,477
Debt	453,918	483,033
Other	16,322	7,239
Total liabilities	541,200	550,457
Total stockholders’ equity	291,194	507,786
Total liabilities and stockholders’ equity	$832,394	$1,058,243